Exhibit 10.13

SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and Release (“Agreement”) is entered into between Greg Rochlin (“Employee”) and TerrAscend Corp., its affiliated companies (collectively, “Company”). The Company and Employee are referred to each in this Agreement as a Party and collectively referred to in this Agreement as the “Parties” This Agreement shall become effective on the eighth day after Employee signs and delivers to the Company without revoking this Agreement (“Effective Date”).

WHEREAS, Employee’s last day of employment with the Company is July 9.2021;

WHEREAS, the Parties want to resolve cooperatively Employee’s separation of employment with the Company and Employee’s Options;

WHEREAS, pursuant to a Letter Agreement dated December 3, 2020, Employee was required to execute and be bound by a Non-Competition, Non-Solicitation and Confidentiality Agreement (“Restrictive Covenant Agreement”) as a condition of employment;

WHEREAS, Employee is subject to continuing obligations, including specifically all confidentiality, assignment of inventions, cooperation, non-competition and non-solicitation provisions (except for any waivers provided herein);

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, and intending to be legally bound hereby, the Company and Employee hereby agree as follows:

1.             Accrued Payments And Benefits; Existing Obligations. Regardless of whether Employee signs this Agreement:

(a)               Employee’s last day of employment with the Company will be July 9, 2021 (the “Separation Date”).

(b)               The Company will pay Employee’s current base salary through his Separation Date in accordance with the Company’s regular payroll practices. Employee will receive his final paycheck reflecting all earned and unpaid wages on or before the Company’s next regular pay day following Employee’s separation date.

(c)               Employee shall be paid out all accrued and unused PTO, if any, that shall have been earned us of the Separation Date on the next regularly scheduled payroll date after the Separation Date. It is acknowledged and agreed that Employee has 80 hours of accrued and unused PTO.

(d)               The Company will continue Employee’s medical, and dental insurance, at active employee rates through July 31, 2021, in accordance with the Benefits Plan Documents. Additionally, to the extent you satisfy the requirements to be an Assistance Eligible Individual under the American Rescue Plan Act of 2021, the Company will subsidize the full cost of your Consolidated Omnibus Budget and Reconciliation Act (“COBRA”) premium payments for continued group health coverage under the Company health plan (at the coverage levels in effect immediately prior to your Termination Date) from the first day of the month following the Termination Date until September 30, 2021, provided that you timely elect such coverage, remain eligible for such coverage, and otherwise continue to satisfy the requirements as an Assistance Eligible Individual. Beginning October 1, 2021, the Company will reimburse Employee for the full cost of Employees COBRA benefits for two additional months, including specifically November and December 2021. Beginning January 1, 2022, Employee will be responsible for the full cost of COBRA benefits, unless otherwise provided by law unless otherwise provided by law.

(e)               Employee is subject to continuing obligations pursuant to the Restrictive Covenant Agreement in connection with his Employment Agreement. However, as it relates to Non-Competition, such restrictions shall be waived by the Company us of January 1, 2022.

(f)                Employee’s eligibility to participate in all other Company-sponsored group benefits, including group life, disability, and accidental death and dismemberment coverage, ended on the Separation Date.

(g)               Your eligibility to participate in all the Company sponsored 401 k plans will end on your Separation Date.

(h)               Employee shall execute the letter attached hereto as Exhibit A effectuating his resignation from (i) all Company boards, including but not limited to any Company related entities, and (ii) all officer, director, or manager positions that he holds with subsidiaries of the Company, including specifically, TerrAscend USA, Inc on his Separation Date.

2.             Payments and Benefits. In consideration for signing this Agreement and complying with its terms, the Company agrees to provide the following payments and benefits to Employee (“Payments and Benefits”):

(a)               Severance. The Company shall pay to Employee a severance payment in the gross amount of $250,000, representing six months of Employee’s last annual salary, less applicable deductions and withholdings in accordance with Company’s regular payroll, which shall be paid in a lump sum payment within 14 days of the Effective Date of the Agreement (“Severance Payment”).

(b)               Bonus. Employee will be paid his bonus for Q2 2021, consistent with the Employment Agreement when said bonus has been calculated. Employee shall not be entitled to any further amounts for 2021 bonus as he will no longer be employed during the relevant calculation period.

(c)               Options. In connection with his employment, Employee was granted the option to purchase shares of TerrAscend Corporation (“TerrAscend”) stock (CSE; TER) (OTCQX; TRSSF) (“Options”) pursuant to the terms set out in the TerrAscend Stock Option Plan (the “Plan”). The Options are governed by the Plan, and thus the Parties mutually understand that Employee’s rights thereunder may not be amended pursuant to this Agreement, and or without express permission of the appropriate corporate governing body (or bodies). Notwithstanding, the Company shall recommend the following with respect to unvested Options (“Accelerated Unvested Options”):

•	that Employee shall be entitled to 111,111 Options at an exercise price of CN$3.40, that these stock options will be deemed to have vested on his Separation Date, and he shall be permitted to exercise such options up to and including November 27, 2024.

•	that Employee shall be entitled to 291,667 Options at an exercise price of CN$5.02, that these stock options will be deemed to have vested on his Separation Date, and he shall be permitted to exercise such options up to and including January 1, 2026.

(d)               Vested Options. All previously vested Options shall remain vested and nothing in this Agreement shall be interpreted in a manner to impact Options that arc vested and are rightfully held by Employee.

3.              Acknowledgments. Employee agrees and represents that the following are true and correct;

(a)               Employee’s last day of employment with the Company is July 9, 2021 (“Separation Date”), and the Company has no future obligation to re-employ Employee.

(b)               Employee has received all amounts/monies due from the Company through the Separation Date including but not limited to the following: (i) all wages or other compensation and benefits earned, (ii) payment for all accrued but unused paid vacation time, (iii) reimbursement for all reasonable and necessary business expenses. Employee is not entitled to any monies, compensation or benefits from the Company, unless expressly set forth in this Agreement. Any monies, compensation or benefits provided for under this Agreement shall become due only if the Effective Date occurs and Employee complies with all of the promises and conditions contained herein.

(c)               Employee understands and agrees that if the Company decides that Employee has breached any of the promises or covenants in this Agreement, or Employee’s duty of loyalty to the Company, Employee will not be eligible to receive the Payments and Benefits in Section 2, and if already paid, Employee agrees to repay the Company for any Payments and Benefits received by Employee pursuant to this Agreement, less Five Hundred Dollars ($500).

4.              Restrictive Covenant Agreement. The Parties agree that as of the Effective Date, the Restrictive Covenant Agreement will be modified as follows: Employee cannot compete with the Company up to and including December 31, 2021 in New Jersey, Pennsylvania, California, Georgia and Maryland, and Employee cannot solicit any Company employees, regardless of the state where the employee is located, up to and including December 31, 2021. For the sake of clarity, the Parties agree that beginning January 1, 2022, Employee may both compete against the Company and solicit employees from the Company. Notwithstanding that the restrictions on competition and solicitation will expire on December 31, 2021, Employee continues to be bound by all confidentiality obligations, including specifically, that Employee shall return to Company all Confidential Information and Trade Secrets in Employee’s possession regardless of the form in which any such materials are kept, and Employee shall not disclose, divulge, report, download, transmit, store, transfer or use, for any purposes whatsoever, any such Confidential Information and Trade Secrets.

5.              Employee Protections. Nothing in this Agreement prevents or otherwise limits Employee’s ability to communicate directly with and provide information, including documents not otherwise protected from disclosure by any applicable law or privilege, to the Securities and Exchange Commission or any other federal, state, provincial, or local governmental agency or commission (“Government Agency”) regarding possible legal violations, without disclosure to the Company. The Company may not retaliate against Employee for any of these activities.

6.              General Waiver & Release by Employee. Except as specifically identified herein, Employee, on behalf of himself, and Employee’s heirs, executors, administrators, agents, and/or assigns, does hereby knowingly and voluntarily RELEASE AND FOREVER DISCHARGE the Company and all of its parents and their respective subsidiaries, affiliates, divisions, insurers, predecessors, and successor corporations and business entities, past, present and future, and its and their agents, directors, officers, employees, attorneys, shareholders, insurers and reinsurers, representatives and employee benefit plans (and the trustees, administrators, fiduciaries, agents, insurers, and reinsurers of such plans) past, present, and future, both individually and in their business capacities, and their heirs, executors, administrators, predecessors, successors, and assigns (collectively, the “COMPANY RELEASEES”), of and from any and all legally waivable claims, causes of actions, suits, lawsuits, debts, and demands whatsoever in law or in equity, known or unknown, vested or contingent, suspected or unsuspected, which Employee ever had, now has or which Employee’s heirs, executors, administrators, or assigns hereafter may have arising out of or relating to (a) facts, events, occurrences, or omissions up to and including the date this Agreement is signed by Employee, as a result of Employee’s employment by the Company or any of the other Company Releasees, or (b) the termination of Employee’s employment with the Company or any of the other Company Releasees.

(a)               Included Claims. The claims being waived and released include, without limitation

i.                    any and all claims of violation of any United States or non-U.S. federal, state, provincial, and local law arising from or relating to Employee’s recruitment, hire, employment, and termination of employment with the Company or any of the other Company Releasees;

ii.                  any and all claims of wrongful discharge, unjust dismissal, constructive discharge, emotional distress, defamation, libel, slander, misrepresentation, fraud, detrimental reliance, breach of contractual obligations, promissory estoppel, negligence, assault and battery, attorneys’ fees, and violation of public policy;

iii.                to the fullest extent permitted by law, any and all claims to disputed wages, compensation, and benefits, including any claims for violation of applicable federal, state, provincial or local statutes, laws, or regulations relating to wages and hours of work;

iv.                any and all claims for violation of any federal, state, provincial, or local statute or regulation relating to termination of employment, unlawful discrimination, harassment, or retaliation under applicable federal, state, provincial, and local constitutions, statutes, laws, and regulations (which includes, but is not limited to, Title VII of the Civil Rights Act of 1964, 42 U.S.C. 1981 through 1988, the Employee Retirement Income Security Act (“ERISA”), the family and Medical Leave Act of 1993, the Americans with Disabilities Act, the Rehabilitation Act, the Equal Pay Act, the National Labor Relations Act, and the Worker Adjustment and Retraining Notification Act);

v.                  any and all claims for violation of the Pennsylvania Human Relations Act, Pennsylvania Whistleblower Law, the Pennsylvania Minimum Wage Act, the Pennsylvania Wage Payment and Collection Law, all as amended, and all other state and local laws that may be legally waived;

vi.                any and all claims for monetary damages and any other form of personal relief; and

vii.              any other claims waivable under federal, state, provincial, or local statute, law, rule, or regulation, or under common law.

(b)               No Claims Filed. Employee warrants and represents that Employee has neither filed nor caused to be filed any charges, claims, complaints, or actions against the Company or any of the other Company Releasees before any federal, state, provincial, or local administrative agency, board, court or other forum.

(c)               Unknown Claims. In waiving and releasing any and all claims against the Company Releasees, whether or not now known to Employee, Employee understands that this means that if Employee later discovers facts different from or in addition to those facts currently known by Employee, or believed by Employee to be true, the waivers and releases of this Agreement will remain effective in all respects -- despite such different or additional facts and Employee’s later discovery of such facts, even if Employee would not have agreed to this Agreement if Employee had prior knowledge of such facts.

(d)               Exceptions. Nothing in this Agreement is intended to waive claims that cannot be waived by agreement as a matter of law. The claims that are not being waived and released by Employee under this Section 6 include any claims for the following:

i.                    unemployment, workers compensation, state disability, and/or paid family leave insurance benefits pursuant to the terms of applicable state law;

ii.                  continuation of existing participation in Company-sponsored group health benefit plans, at Employee’s full expense, under the United States federal law known as “COBRA” and/or under any applicable state counterpart law if Employee properly and timely elects such continuation benefits and satisfies all requirements under COBRA;

iii.                any benefit entitlements that are vested as of the Separation Date pursuant to the terms of a Company-sponsored benefit plan, policy, or other arrangement, whether or not governed by the United States federal law known as “ERISA”;

iv.                violation of any United States or non-U.S. federal, state, provincial, or local statutory and/or public policy right or entitlement that, by applicable law, is not waivable;

v.                  any wrongful act or omission occurring after the date Employee signs this Agreement; and

vi.                breach of this Agreement.

(e)               Excluded Claims. Notwithstanding the foregoing, nothing in this Agreement prevents or is intended to prevent Employee from Filing a charge with, reporting possible violations of law to, testifying, assisting or participating in any investigation, hearing or whistleblower proceeding conducted by, the U.S. Equal Employment Opportunity Commission, the Pennsylvania Human Relations Commission, or other similar federal, state, or local administrative agencies, or any similar federal, state, provincial or local Governmental Agency (e.g., NLRB, SEC, etc.), nor does anything in this Agreement preclude, prohibit, or otherwise limit, in any way Employee’s rights and abilities to contact, communicate with, report matters to, or otherwise participate in any whistleblower program administered by any such agencies. However, to the maximum extent permitted under law, this Agreement fully and finally resolves all monetary matters between Employee and the Company, and by signing this Agreement. Employee is waiving any right to monetary damages, attorneys’ fees and/or costs related to or arising from any such charge, complaint or lawsuit filed by Employee or on Employee’s behalf, individually or collectively.

7.              Defend Trade Secrets Act. Pursuant to Section 7 of the Defend Trade Secrets Act of 2016 (which added 18 U.S.C. § 1833(b)), Employee acknowledges that Employee shall not have criminal or civil liability under any federal, state, provincial or local trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a federal, state, provincial, or local government official, either directly or indirectly, or to an attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition and without limiting the preceding sentence, if Employee files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Employee may disclose the trade secret to Employee’s attorney and may use the trade secret information in the court proceeding, if Employee (X) files any document containing the trade secret under seal and (Y) does not disclose the trade secret, except pursuant to court order. Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such Section.

8.              Confidentiality. In addition, each Party agrees to keep the terms, conditions and circumstances of Employee’s separation from the Company confidential and to not aid or render assistance in any form to any person or entity pursuing, or that may in the future pursue, any claim against the other Party or its officers, directors, shareholders, employees, affiliates, heirs, executors, administrators, agents, and/or assigns (as applicable) of any nature unless required to do so by law. Unless otherwise required by law or court order, if asked about the nature of Employee’s separation from employment with the Company, the Parties shall limit their respective responses to stating that Employee “is no longer with the Company” or words to similar effect.

9.              No Admission. Nothing about the fact or content of this Agreement shall considered to be or treated by Employee or the Company as an admission of any wrongdoing, liability, or violation of law by Employee or by any Releasee.

10.            Consideration Period; Effective Date. Employee has twenty-one (21) days following receipt of this Agreement to consider whether Employee wishes to sign this Agreement. Once Employee signs and delivers this Agreement to the Company Employee will have a period of seven (7) calendar days to revoke it by delivering written notice of revocation to the Company by hand delivery or by facsimile or email transmission to the address stated in Section 12, below. To be effective, any such revocation must be received by the Company no later than 5 P.M. on the seventh calendar day following the day Employee signs and delivers this Agreement to the Company. If Employee does not sign and deliver this Agreement within the twenty-one (21) day period following the Separation Date or if the Employee revokes his signed Agreement within the seven (7) day revocation period described above, this Agreement shall expire and Employee shall not be entitled to any of the payments described in Section 2.

11.            Non-Disparagement or Harm.

(a)               Employee hereby agrees and promises that Employee will not make, publish, or cause to be made or published, whether orally, or in written or electronic form, any false or disparaging statements or comments, which in any way relate to, refer to, or otherwise concern the Company or any of its officers, directors, executives, employees, affiliates, agents, and representatives. Provided that nothing in this Agreement shall preclude Employee from communicating or testifying truthfully (i) to the extent required or protected by law, (ii) to any Governmental Agency, (iii) in response to a subpoena to testify issued by a court of competent jurisdiction, or (iv) in any action to challenge or enforce the terms of this Agreement.

(b)               The Company shall us its best efforts to cause its officers, directors, senior executives, and representatives of the foregoing not to make, publish, or cause to be made or published, whether orally, or in written or electronic form, any false or disparaging statements or comments, which in any way relate to, refer to, or otherwise concern the Employee. Provided that nothing in this Agreement shall preclude such Company officers, directors, senior executives, and representatives thereof from communicating or testifying truthfully: (i) to the extent required or protected by law, (ii) to any Governmental Agency, (iii) in response to a subpoena to testify issued by a court of competent jurisdiction, or (iv) in any action to challenge or enforce the terms of this Agreement. The Company will not ratify or condone any disparagement of Employee by any of its officers, directors, executives, management employees, affiliates, agents, representatives. The Company will direct the following individuals not to disparage Employee, whether orally, or in written or electronic form: Members of the Board of Directors as of the date of the execution of this Agreement, officers of TerrAscend Corporation and officers of affiliates, at the time of the execution of this /Agreement.

12.            Consultation with Counsel; Reasonable Opportunity to Consider this Agreement; Knowing and Voluntary Acceptance of this Agreement. Whether Employee elects to consult with an attorney is his choice, but, in either case, Employee acknowledges that he has been given reasonable opportunity to do so. Employee also acknowledges that (a) the Company is hereby advising Employee in this writing to consult with an attorney prior to signing this Agreement; (b) Employee has carefully read and fully understands all provisions of this Agreement; (c) Employee is entering into this Agreement, including the releases set forth herein, knowingly, freely, and voluntarily in exchange for good and valuable consideration to which Employee would not be entitled in the absence of signing this Agreement; (d) Employee understands that the release contained in Section 6 does not apply to rights and claims that may arise after Employee signs this Agreement; and (c) Employee has read this Agreement in its entirety and understands all of its terms.

13.            Contra Proferentem. As Employee has had the opportunity to review this Agreement and have reviewed by counsel of their choosing this Agreement, this Agreement shall be construed as the product of mutual drafting and negotiation by the Parties. Employee acknowledges that Employee has had an opportunity to retain an attorney to review this Agreement. Accordingly, it is specifically agreed that neither the rule of contra proferentem (construction against the drafter), nor any other statute, case law, or rule of interpretation or construction that would or might cause any provision to be construed against a purported drafter, shall apply against any Party.

14.            Delivery to the Company. Employee should return this Agreement, signed by Employee via email, with the original sent via regular mail to:

Joanna Halligan
Vice President, Human Resources
PO BOX 43125
Mississauga ON
jhalligan@terrascend.com
With a copy via email to jmarks@terrascend.com.

15.            Judicial Interpretation/Modification; Severability. Except for Section 6, in the event that any one or more provisions (or portion thereof) of this Agreement is held to be invalid, unlawful, or unenforceable for any reason, the invalid, unlawful, or unenforceable provision (or portion thereof) shall be construed or modified so as to provide Releasees with the maximum protection that is valid, lawful, and enforceable, consistent with the intent of the Company and Employee in entering into this Agreement. If such provision (or portion thereof) cannot be construed or modified so as to be valid, lawful, and enforceable, that provision (or portion thereof) shall be construed as narrowly as possible and shall be severed from the remainder of this Agreement (or provision), and the remainder shall remain in effect and be construed as broadly as possible, as if such invalid, unlawful, or unenforceable provision (or portion thereof) had never been contained in this Agreement. In the event that Section 6 of this Agreement shall be held to be void, voidable, unlawful, or, for any reason, unenforceable, the Agreement shall be voidable at the sole discretion of the Company.

16.            Governing Law and Venue; Confidential Arbitration. This Agreement shall in all respects be interpreted, enforced, and governed under the laws of the Commonwealth of Pennsylvania, exclusive of any choice of law rules. Any dispute, claim or controversy arising out of or relating to this Agreement or the breach, termination, enforcement, interpretation or validity thereof, including the determination of the scope or applicability of this agreement to arbitrate, shall be determined by arbitration in the Commonwealth of Pennsylvania, county of Philadelphia before a single arbitrator. The arbitration shall be administered by JAMS pursuant to its Comprehensive Arbitration Rules and Procedures. Judgment on an award may be entered in any court having jurisdiction. Each Party shall pay its own costs of arbitration. This clause shall not preclude the Parties from seeking provisional remedies in aid of arbitration from a court of appropriate jurisdiction, including specifically any breach of the Restrictive Covenant Agreement by Employee. The Parties shall maintain the confidential nature of the arbitration proceeding and any award, including the hearing, except as may be necessary to prepare for or conduct the arbitration hearing on the merits, or except as may be necessary in connection with a court application for a preliminary remedy, enforcement of an award or a judicial challenge thereto, or unless otherwise required by law or judicial decision. Any action or proceeding by the Parties to enforce this Agreement shall be brought in any state or federal court located in the Commonwealth of Pennsylvania, county of Philadelphia. The Parties hereby irrevocably submit to the exclusive jurisdiction of these courts and waive the defense of inconvenient forum to the maintenance of any action or proceeding in such venue.

17.            Changes to Agreement. No changes to this Agreement can be effective by another written agreement signed by Employee and by the Company’s Chief Executive Officer.

18.            Cooperation and Transition. The Parties agree that certain matters in which Employee has been involved during Employee’s employment with Company may necessitate Employee’s cooperation for transition purposes now and as matters arise in the future. Employee agrees to assist with any transition, in particular he will make himself available as necessary through the month of July 2021. Moreover, to the extent reasonably requested by the Company, Employee shall cooperate with the Company in connection with internal investigations, third party investigations, investigations by governmental agencies, claims made by third parties, litigation, arbitration, meditation and all other matters related to the Company, in which Employee has personal knowledge; provided that, Company shall make reasonable efforts to minimize disruption of Employee’s personal and professional activities. Company shall reimburse Employee for reasonable expenses incurred in connection with such cooperation (e.g., airfare, lodging, rental car, mileage, meals, etc.)

19.            Complete Agreement. Except for the agreements and benefit plans noted above (including specifically the Restrictive Covenant Agreement), as of the Effective Date, this Agreement cancels, supersedes, and replaces any and all prior agreements (written, oral, or implied-in-fact or in-law) between Employee and the Company regarding all of the subjects covered by this Agreement. This Agreement is the full, complete, and exclusive agreement between Employee and the Company regarding all of the subjects covered by this Agreement, and neither Employee nor the Company is relying on any representation or promise that is not expressly stated in this Agreement.

20.            Successors and Assigns.

(a)               Company’s Successors. This Agreement shall be binding upon any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets, for all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business or assets that becomes bound by this Agreement.

(b)               Employee’s Successors. This Agreement and all of Employee’s rights hereunder shall inure to the benefit of, and be enforceable by, Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

21.            Application of Section 409A of the Code. This Agreement is intended to comply with the requirements of section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), or an exception, and payments may only be made under this Agreement upon and event and in a manner permitted by section 409A of the Code, to the extent applicable. Payments and Benefits under this Agreement are intended to be exempt from section 409A of the Code under the separation pay exception, to the maximum extent applicable. Any payments that qualify for the short term deferral or other exception under section 409A of the Code shall be paid under the applicable exception. To the extent required to comply with section 409A of the Code, payments under this Agreement will be postponed for a period six-months following the date of Employee’s separation from service. All payments to be made upon a termination of employment under this Agreement shall, to the extent required by section 409A of the Code, only be made upon a “separation from service” under section 409A of the Code, each payment made under the Agreement shall be treated as a separate payment, and if a payment is not made by the designated payment date under the Agreement, to the extent permitted by section 409A, the payment shall be made by December 31 of the calendar year in which the designated date occurs. To the extent that any provision of the Agreement would cause a conflict with the requirements of section 409A of the Code, or would cause the administration of the Agreement to fail to satisfy the requirements of section 409A of the Code, such provision shall be deemed null and void to the extent permitted by applicable law. To the extent prohibited by section 409A, Employee shall not, directly or indirectly, designate the calendar year of payment.

All reimbursements provided under this Agreement shall be made or provided in accordance with the requirements of section 409A of the Code, including, where applicable, the requirement that (a) any reimbursement shall be for expenses incurred during Employee’s lifetime (or during a shorter period of time specified in this Agreement), (b) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (c) the reimbursement of an eligible expense shall be made on or before the last day of the calendar year following the year in which the expense is incurred and (d) the right to reimbursement is not subject to liquidation or exchange for another benefit.

I HAVE READ THIS AGREEMENT. I UNDERSTAND THAT I AM GIVING UP IMPORTANT RIGHTS PER SECTION 6, ABOVE. I AM AWARE OF MY RIGHT TO CONSULT WITH AN ATTORNEY OF MY OWN CHOOSING DURING THE CONSIDERATION PERIOD, AND THAT THE COMPANY HAS ADVISED ME TO UNDERTAKE SUCH CONSULTATION BEFORE SIGNING THIS AGREEMENT. I SIGN THIS AGREEMENT FREELY AND VOLUNTARILY, WITHOUT DURESS OR COERCION INTENDING TO WAIVE, SETTLE, AND RELEASE ALL CLAIMS I HAVE OR MIGHT HAVE AGAINST RELEASEES. I AGREE THAT ANY MODIFICATIONS, MATERIAL OR OTHERWISE, MADE TO THIS AGREEMENT, DO NOT RESTART OR AFFECT IN ANY MANNER THE ORIGINAL TWENTY-ONE (21) CALENDAR DAY CONSIDERATION PERIOD.

Employee

Signature:	/s/ Greg Rochlin

Date:	7/28/2021

TerrAscend Corp.

Signature:	/s/ Jason Michael Marks

Name:	Jason Michael Marks

Title:	Chief Legal Officer

Date:	July 29, 2021

EXHIBIT A

TerrAscend USA, Inc,
14 Murray Street
Box 176
New York, NY 10007
Attn: Board of Directors

July 28, 2021

Re: Resignation

Dear Directors.

Effective on the earlier of (i) the date hereof or (ii) if applicable, such date immediately following the notification to, or receipt of regulatory approval from, the applicable governmental authorities, I, Greg Rochlin, hereby irrevocably resign from all officer, director, or manager positions that I hold with TerrAscend Corp. and its affiliated companies (collectively, “Company”), including specifically TerrAscend USA, Inc. I hereby agree to sign any other documents that the Company may reasonably request in order to effectuate such resignations.

Sincerely,

/s/ Greg Rochlin
Greg Rochlin